             RESTATED CERTIFICATE OF INCORPORATION OF iVILLAGE INC.

         iVillage Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is iVillage Inc. The corporation was originally incorporated under the name iVillage Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on
              __________________.

         B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

                                    ARTICLE I

         The name of this Corporation is iVillage Inc.

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

                                   ARTICLE III

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The Corporation shall be authorized to issue 120,000,000 shares of all classes, consisting of (i) 65,000,000 shares of common stock, $.01 par value (the "Common Stock"), and (ii) 55,000,000 shares of preferred stock, $.01 par value. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of Section 3 hereof, from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolution or resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Of such preferred stock, 1,000,000 shares shall be designated as "Series A Preferred Stock", 5,629,846 shares shall be designated as "Series B Preferred Stock", 300,000 shares shall be designated as "Series B-1 Preferred Stock", 13,528,762 shares shall be designated as "Series C Preferred Stock", 13,000,000 shares shall be designated as "Series D Preferred Stock and 18,953,616 shares shall be designated "Series E Preferred Stock". (For convenience of reference, the shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock".) The Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the following designations, powers, preferences and other rights, and qualifications, limitations and restrictions:

1. Dividends. The holders of Preferred Stock shall be entitled to share in any dividends declared and paid upon or set aside for the Common Stock of the Corporation, pro rata in accordance with the number of shares of Common Stock into which such shares of Preferred Stock are then convertible pursuant to
Section 4.

2. Liquidation.

         (a) Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts which the holders of any class of capital stock ranking senior to the Preferred Stock shall be entitled to receive upon such Liquidation,

             (i) the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, on a pari-passu basis in accordance with their respective Preference Amounts (as defined below), out of the remaining assets of the Corporation available for distribution to its stockholders with respect to each share of Series C Preferred Stock, an amount (the "Series C Preference Amount") equal to the sum of (A) $1.954 and (B) all declared but unpaid dividends payable with respect to such share under Section 1, with respect to each share of Series D Preferred Stock, an amount (the "Series D Preference Amount") equal to the sum of (A) $2.50 and (B) all declared but unpaid dividends payable with respect to such share under Section 1, and with respect to each share of Series E Preferred Stock, an amount (the "Series E Preference Amount") equal to the sum of (A) $2.85 and (B) all declared but unpaid dividends payable with respect to such share under Section 1, before any distribution shall be made to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock the full respective Series C Preference Amounts, Series D Preference Amounts and Series E Preference Amounts to which they shall be entitled, respectively, the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall share ratably in any distribution of assets based on the respective amounts which would be payable to them on or with respect to the shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock held by them upon such distribution pursuant to this Section 2 as if all amounts payable on or with respect to such shares were paid in full.

             (ii) After distribution to the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the full Series C Preference Amount, Series D Preference Amount and Series E Preference Amount set forth in Section 2(a)(i), the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series B-1 Preferred Stock shall be entitled to receive, on a pari passu basis in accordance with their respective Preference Amounts, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock an amount (the "Series A Preference Amount") equal to the sum of (A) $1.00 and (B) all declared but unpaid dividends payable with respect to such share under Section 1, and with respect to each share of Series B Preferred Stock and each share of Series B-1 Preferred Stock an amount (the "Series B Preference Amount") equal to the sum of (A) $2.50 and (B) all declared but unpaid dividends payable with respect to such share under Section 1, in each case, before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock the full respective Preference Amounts to which they shall be entitled, respectively, the holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall share ratably in any distribution of assets based on the respective amounts which would be payable to them on or with respect to the shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock held by them upon such distribution pursuant to this
Section 2 as if all amounts payable on or with respect to such shares were paid in full. The Series A Preference Amount, Series B Preference Amount, Series C Preference Amount, Series D Preference Amount and Series E Preference Amount sometimes hereinafter shall be collectively referred to as the "Preference Amount" and each such Preference Amount shall be subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.

         (b) Upon any Liquidation, the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall, after any distribution to such holders of the full amount to which they shall be entitled under paragraph (a) above, not share in the distribution of the remaining assets of the Corporation, except to the extent that such holders also hold Common Stock of the Corporation. After distribution of the Preference Amount, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Common Stock and Series E Preferred Stock, pro rata based on the respective number of shares of Common Stock then owned or then issuable upon conversion of the Series E Preferred Stock then owned by such stockholders, provided, however, that the aggregate distribution per share of Series E Preferred Stock pursuant to Section 2(a)(i) and 2(b) shall not exceed $5.70 (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

         (c) For purposes of this Section 2, a Corporate Transaction (as defined below) shall be treated as a Liquidation and shall entitle the holders of Preferred Stock to receive, upon the consummation of such Corporate Transaction, consideration in the same form as is to be provided in such Corporate Transaction (whether cash, securities, other property or any combination thereof), having a value (as determined in accordance with the next sentence) equivalent to the sum of (i) the amounts to which such holders of Preferred Stock would otherwise have been entitled pursuant to Section 2(a) and Section 2(b) assuming such Corporate Transaction had constituted a Liquidation within the meaning of this Section 2 and (ii) that in the case of each share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, an additional amount that, when added to the amount of declared but unpaid dividends (if any) then payable with respect to such share of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, will constitute an amount representing a 10% (calculated daily and compounded annually) internal rate of return (computed in accordance with generally accepted financial practice) with respect to the Series C Preference Amount, Series D Preference Amount or Series E Preference Amount, as the case may be, of such share calculated for the period commencing with the date of the original issuance thereof and ending on the date of such Corporate Transaction and in connection with such calculation, the Corporation shall provide each holder of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock with the information set forth in Section 4(f) within the time period specified therein. In the event that any distribution pursuant to this Section 2(c) shall be payable in a form other than cash, the value thereof shall be its fair market value as determined in good faith by the Board of Directors of the Company; provided, however, that if the holders of 60% of the then outstanding Preferred Stock shall dispute in writing such determination within ten (10) business days of such determination, the Corporation shall promptly engage a nationally-recognized independent investment banking firm or independent competent appraisers, jointly selected by the Corporation and the holders of at least 60% of the then outstanding Preferred Stock, to determine the value of the non-cash assets and property to be distributed to the holders of Preferred Stock pursuant to this Section 2, whose determination shall be conclusive (the "Fair Market Value").

         (d) As used herein, the following terms shall have the following respective meanings:

             (i) "Corporate Transaction" means (A) any consolidation or merger of the Corporation, other than any merger or consolidation resulting in the holders of the capital stock of the Corporation entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, (B) any person or entity (including any affiliates thereof) becoming the holder of a majority of the capital stock of the Corporation entitled to vote for the election of directors, or (C) any sale or other disposition by the Corporation of all or substantially all of its assets.

             (ii) "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

3. Voting Rights.

         (a) In addition to the rights provided by law and in the Corporation's By-laws, each share of Preferred Stock (except for shares of Series B-1 Preferred Stock) shall entitle the holder thereof to such number of votes as shall equal the nearest whole number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 4. Except as provided in paragraphs (b) and (c) below or as otherwise provided by law, the holders of Preferred Stock (except for Series B-1 Preferred Stock) shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Except as otherwise required by law, all shares of Series B-1 Preferred Stock shall be non-voting, and the holders thereof shall not be entitled to vote on any matters.

         (b) The Corporation shall not, without the affirmative consent or approval of each of (i) the holders of a majority of the shares of Series A Preferred Stock then outstanding (with respect to clauses (1), (2), (3) and (4) below), voting as a separate class, (ii) the holders of at least 60% of the shares of Series B Preferred Stock then outstanding (with respect to clauses
(1), (2), (3) and (4) below), voting as a separate class, (iii) the holders of at least a majority of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a class (with respect to clauses (5) and (6) below), (iv) the holders of at least 66 2/3% (by voting power) of the shares of Series D Preferred Stock then outstanding voting as a separate class (with respect to clauses (2), (3), (4) and (7) below) and (v) the holders of at least 66 2/3% (by voting power) of the shares of Series E Preferred Stock then outstanding voting as a separate class (with respect to clauses (2), (3), (4) and (8) below):

             (1) authorize, create, designate or establish any class or series of capital stock ranking senior to such series of Preferred Stock or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of such series of Preferred Stock;

             (2) in any other manner alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock as to affect them adversely;

             (3) in any other manner amend the Certificate of Incorporation of the Corporation so as to materially adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock, except (1) to authorize, create, designate or establish any class or series of capital stock ranking, with respect to voting rights or rights to dividends or assets, pari passu with or junior to such series of Preferred Stock and (2) that the number of shares of Common Stock that the Corporation is authorized to issue may, without separate class vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon;

             (4) amend the By-laws of the Corporation in any manner that would materially adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock;

             (5) consummate any Corporate Transaction; or

             (6) approve or authorize any Liquidation or any recapitalization or reorganization of the Corporation.

             (7) notwithstanding clause (3) above, authorize, create, designate or establish any class or series of capital stock ranking, with respect to voting rights or rights to dividends or assets, senior to or pari passu with the Series D Preferred Stock.

             (8) notwithstanding clause (3) above, authorize, create, designate or establish any class or series of capital stock ranking, with respect to voting rights or rights to dividends or assets, senior to or pari passu with the Series E Preferred Stock.

         (c) The Corporation shall not, without the affirmative consent or approval of each of (i) the holders of at least 66 2/3% of the shares of Series C Preferred Stock (with respect to clauses (1), (2), (3) and (4) below), voting separately as a class, (ii) the holders of at least 66 2/3% of the shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (with respect to clauses (5), (6), (7) below), voting together as a class and
(iii) the holders of least 60% of the shares of Series C Preferred Stock (with respect to clause (8) below), voting separately as a class:

             (1) authorize, create, designate or establish any class or series of capital stock ranking senior to or pari passu with Series C Preferred Stock or reclassify any shares of Common Stock into shares pari passu with or having any preference or priority as to dividends or assets pari passu with or superior to any such preference or priority of Series C Preferred Stock;

             (2) in any other manner alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions thereof, of the shares of Series C Preferred Stock as to affect them adversely;

             (3) in any other manner amend the Certificate of Incorporation of the Corporation so as to adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions thereof, of the shares of Series C Preferred Stock, except to authorize, create, designate or establish any class or series of capital stock ranking, with respect to voting rights or rights to dividends or assets, junior to Series C Preferred Stock;

             (4) amend the By-laws of the Corporation in any manner that would adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions thereof, of the shares of Series C Preferred Stock;

             (5) consummate any Corporate Transaction;

             (6) approve or authorize any Liquidation or any recapitalization or reorganization of the Corporation;

             (7) incur or guaranty any indebtedness for money borrowed, having a maturity of twelve months or greater, in the excess of $5,000,000 in the aggregate at any time outstanding; or

             (8) increase or decrease the authorized number of shares of Series C Preferred Stock, except as contemplated by Section 7.13 of the Series C Preferred Stock Purchase Agreement dated as of May 28, 1997 among the Corporation and the other parties identified therein.

         (b) The Corporation shall not, without the affirmative consent or approval of the holders of 66 2/3% of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding, voting together as a class:

             (1) directly or indirectly pay or declare any dividend or make any distribution upon, or redeem, retire, repurchase or otherwise acquire, any shares of capital stock of the Corporation, other than (i) pursuant to any stock vesting or similar agreement with an officer, director or employee of the Company or (ii) in accordance with Sections 3.2 and 3.4 of the Fourth Amended and Restated Stockholders' Agreement dated as of the Original Issuance Date (as defined in Section 4(a)), among the Corporation and its stockholders named therein;

             (2) increase or decrease the authorized number of shares of Preferred Stock or Common Stock; or

             (3) sell, transfer, or grant any lien or encumbrance on any material intellectual property right of the Corporation, other than licenses granted in the ordinary course of business of the Corporation.

4. Optional Conversion.

         (a) Upon the terms set forth in this Section 4, each holder of shares of Preferred Stock shall have the right, (x) in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at such holder's option, at any time and from time to time, and (y) in the case of Series B-1 Preferred Stock, if and only to the extent permitted under the provisions of this Section 4(a), to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) (A) in the case of the Series A Preferred Stock, the product of $1.00 and the number of shares of Series A Preferred Stock being converted, (B) in the case of the Series B Preferred Stock and Series B-1 Preferred Stock, the product of $2.50 and the number of shares of Series B Preferred Stock or Series B-1 Preferred Stock (as the case may be) being converted, (C) in the case of the Series C Preferred Stock, the product of $1.954 and the number of shares of Series C Preferred Stock being converted, (D) in the case of the Series D Preferred Stock, the product of $2.50 and the number of shares of Series D Preferred Stock being converted and (E) in the case of Series E Preferred Stock, the product of $2.85 and the number of shares of Series E Preferred Stock being converted, by (ii) the applicable Conversion Price (as defined below) therefor, as last adjusted and then in effect, and in addition, in the case of the Series B-1 Preferred Stock (in lieu of converting into Common Stock), into an equal number of shares of Series B Preferred Stock, by surrender of the certificates representing the shares of Preferred Stock to be converted. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Preferred Stock shall initially be $1.00 for the Series A Preferred Stock, $2.24 for the Series B Preferred

Stock and the Series B-1 Preferred Stock, $1.954 for the Series C Preferred Stock, $2.50 for the Series D Preferred Stock and $2.85 for the Series E Preferred Stock (as to each such series of Preferred Stock, the "Conversion Price"), subject to adjustment as set forth in paragraph (d) below. Each holder of shares of Series B-1 Preferred Stock shall have the right, at such time as such holder and its affiliates would hold, in the aggregate, voting capital stock of the Corporation representing less than nineteen and nine-tenths (19.9%) percent of the then outstanding voting capital stock of the Corporation (assuming solely for the purpose of such calculation that shares of Series B-1 Preferred Stock then held by such holder or any affiliate thereof constituting in the aggregate at least twenty-five (25%) percent of the number of shares of Series B-1 Preferred Stock held by such holder on May 6, 1996 (the "Minimum Number of Shares") would entitle such holder to such number of votes as shall equal the nearest whole number of shares of Common Stock into which said shares of Series B-1 Preferred Stock would then be convertible but for the provisions of this Section 4(a)), to convert up to that number of such holder's shares of Series B-1 Preferred Stock (but in no event representing less than the Minimum Number of Shares), that, after giving effect to such conversion, would result in such holder and its affiliates holding, in the aggregate, voting capital stock of the Corporation representing less than nineteen and nine-tenths (19.9%) percent of the then outstanding voting capital stock of the Corporation into, at the option of the holder thereof, either (a) an equal number of fully paid and nonassessable shares of Series B Preferred Stock or (ii) that number of shares of Common Stock as is determined in accordance with the foregoing provisions of this Section 4(a). Shares of Series B-1 Preferred Stock shall be converted into shares of Series B Preferred Stock or Common Stock (as requested by the holder thereof), as aforesaid, within five business days of written notice from such holder(s) of Series B-1 Preferred Stock to the Corporation requesting that the specified number of such holder's shares of Series B-1 Preferred Stock be converted into shares of Series B Preferred Stock or Common Stock (as requested by the holder thereof), and otherwise in accordance with Section 4(b). As used herein, the term "Original Issuance Date" shall mean the date of original issuance of the first share of Series E Preferred Stock.

         (b) The holder of any shares of Preferred Stock may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) or Series B Preferred Stock (in the case of Series B-1 Preferred Stock) to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) or Series B Preferred Stock (in the case of Series B-1 Preferred Stock) as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) or Series B Preferred Stock (in the case of Series B-1 Preferred Stock) are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (c) No fractional shares of Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock), Series B Preferred Stock (in the case of Series B-1 Preferred Stock) or scrip shall be issued upon conversion of shares of Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock to be converted. Instead of any fractional shares of Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock), Series B Preferred Stock (in the case of Series B-1 Preferred Stock) which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock (in the case of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock), Series B Preferred Stock (in the case of Series B-1 Preferred Stock) as determined in good faith by the Board of Directors and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

         (d) The Conversion Price applicable to the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and/or the Series E Preferred Stock (as the case may be) shall be subject to adjustment from time to time as follows:

         (i) If the Corporation shall at any time or from time to time after the Original Issuance Date issue any shares of Common Stock (including shares of Common Stock deemed to be issued pursuant to subdivision (3) of clause (ii) below) other than Excluded Stock (as defined in clause (iii) below) without consideration or for a consideration per share less than the Conversion Price applicable to such series of Preferred Stock in effect immediately prior to the issuance of such Common Stock, then the applicable Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

             (1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately prior to such issuance, multiplied by the applicable Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                (2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately after the issuance of such Common Stock.

             (ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                (1) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof (such Fair Market Value being determined as provided in the definition thereof but with reference to such consideration), irrespective of any accounting treatment.

                (3) The issuance after the Original Issuance Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities shall be deemed to be an issuance of Common Stock for purposes of clause (i) above. In the case of any such issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                    a. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                    b. the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                    c. on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                    d. on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

         (iii) "Excluded Stock" means (A) shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Corporation pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of Series B Preferred Stock issued upon exercise or exchange of stock subscription warrants dated September 19, 1995 and May 6, 1996 to purchase shares of Series B Preferred Stock; (C) shares of Common Stock issued upon conversion of shares of Preferred Stock; (D) shares of Common Stock issued by the Corporation as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; (E) shares of Series B Preferred Stock issued upon conversion of shares of Series B-1 Preferred Stock; (F) shares of Common Stock issued upon exercise or exchange of stock subscription warrants dated May 28, 1997, issued to Bear, Stearns & Co. Inc. to purchase shares of Common Stock; (G) shares of Series C Preferred Stock issued upon exercise or exchange of stock subscription warrants dated February 27, 1997 and April 2, 1997 to purchase shares of Series C Preferred Stock; (H) shares of Common Stock issued to Tenet Healthcare Corporation ("Tenet") pursuant to the Common Stock Purchase Agreement dated as of February 24, 1998 (the "Tenet Agreement"), between the Corporation and Tenet;
(I) Additional Shares (as such term is defined in the Tenet Agreement), (J) shares of Common Stock issued in connection with the acquisition of Health ResponseAbility Systems, Inc. on May 29, 1997; (K) shares of capital stock of the Company issued to one or more broadcast networks or their affiliates in exchange for in-kind consideration (which may include, by way of example, but not in limitation thereof, promotion, marketing and advertising time); (L) shares of capital stock of the Corporation issued as consideration in connection with the acquisition by the Corporation of all or substantially all of the assets or all capital stock of any person or entity and (M) securities that were declared to be "Excluded Stock" for purposes of this Section by the holders of at least 60% of (1) the shares of Series A Preferred Stock and Series B Preferred Stock if an adjustment to the Conversion Price of the Series A Preferred Stock and/or Series B Preferred Stock would otherwise result pursuant to Section 4(d)(i) with respect to Series A Preferred Stock and/or Series B Preferred Stock, (2) the shares of Series C Preferred Stock if an adjustment to the Conversion Price of the Series C Preferred Stock would otherwise result pursuant to Section 4(d)(i) with respect to Series C Preferred Stock, (3) the shares of Series

D Preferred Stock if an adjustment to the Conversion Price of the Series D Preferred Stock would otherwise result pursuant to Section 4(d)(i) with respect to Series D Preferred Stock and (4) the shares of Series E Preferred Stock if an adjustment to the Conversion Price of the Series E Preferred Stock would otherwise result pursuant to Section 4(d)(i) with respect to Series E Preferred Stock.

         (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

         (v) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

         (vi) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock), each share of Preferred Stock shall after such reorganization, reclassification, consolidation or merger (unless, in the case of a consolidation or merger, payment shall have been made to the holders of Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 2(c) of this Article Fourth) be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (vii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

         (viii) In any case in which the provisions of this paragraph (d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event
(i) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

         (e) Whenever the Conversion Price shall be adjusted as provided in paragraph (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock as to which the Conversion Price shall be so adjusted at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (f) below.

         (f) If the Corporation shall propose to take any action of the types described in clauses (iv), (v) or (vi) of paragraph (d) above, the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in paragraph (e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (g) The Corporation shall reserve, and at all times from and after the date of Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

         (h) At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4 with respect to the rights of such holder of shares of Preferred Stock.

5. Mandatory Conversion.

         (a) Upon the consummation of the first underwritten public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an offering price per share of Common Stock to the public (subject to equitable adjustment for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) of not less than $3.93 and with aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than $20,000,000 (a "Qualified Public Offering"), each share of Preferred Stock then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing
(i) (A) in the case of the Series A Preferred Stock $1.00, (B) in the case of the Series B Preferred Stock and the Series B-1 Preferred Stock $2.50, (C) in the case of the Series C Preferred Stock $1.954, (D) in the case of the Series D Preferred Stock $2.50 and (E) in the case of the Series E Preferred Stock $2.85 by (ii) the applicable Conversion Price, as last adjusted and then in effect.

         (b) As promptly as practicable after the date of consummation of any Qualified Public Offering and the delivery to the Corporation of the certificate or certificates for the shares of Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

         (c) The provisions set forth in Sections 4(b) and (c) shall apply to the conversion of Preferred Stock pursuant to this Section in the same manner as they apply to the conversion of Preferred Stock pursuant to Section 4.

                                    ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

     The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

                                   ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                  ARTICLE VIII

     Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

                                   ARTICLE IX

     No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VIII or IX of this Amended and Restated Certificate of Incorporation or Sections 2.3, 2.5 and 3.2(b) of the Corporation's Bylaws.

                                    ARTICLE X

     To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

     1. The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to
Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

     2. No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article XI, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

                                  ARTICLE XIII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

                                  ARTICLE XIII

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Candice Carpenter, its Chief Executive Officer, and attested by ____________________, its Secretary, this _______ day of ____________________, 1999.


                                    iVillage Inc.



                                    By:
                                        ---------------------------------------
                                        Candice Carpenter
                                        Chief Executive Officer




ATTEST: